Exhibit 10.27

DISTRIBUTION AGREEMENT

(Remaining Territories)

THIS AGREEMENT, effective January 1, 2017, by and among KNIGHT THERAPEUTICS (BARBADOS) INC. (“Knight”), a corporation incorporated under the laws of Barbados, and SNEAKY VAUNT CORP (“SVC”), a corporation fowled under the laws of Delaware.

WHEREAS Synergy CHC Corp. (“Synergy”) and Knight are parties to that certain distribution, license and supply agreement dated January 22, 2015 as may be amended, supplemented or restated from time to time, including by amendment and confirmation agreement dated December 3, 2015 to which amendment Nomad Choice Pty Ltd. and Breakthrough Products, Inc. were also parties and that certain Amendment Agreement dated December 22, 2016 (collectively the “DLS Agreement”);

WHEREAS pursuant to the DLS Agreement, Synergy, for itself and on behalf of its Affiliates, has named Knight its exclusive distributor of Licensed Products in the Territory;

WHEREAS SVC is a subsidiary of Synergy and markets and sells SV Products (as herein defined);

WHEREAS SV Products accordingly are included amongst the Licensed Products;

WHEREAS Knight wishes to enter into this distribution agreement with SVC in respect of Direct Channel Sales of SV Products in all countries of the Territory other than Canada (the “Remaining Territories”);

WHEREAS Knight assigned all of its rights under the DLS Agreement in respect of Licensed Products in Canada to Knight Therapeutics Inc (“KTI”);

WHEREAS contemporaneously herewith, KTI and SVC are entering into a similar distribution agreement with respect to Canada;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1	DEFINITIONS

1.1	Definitions. Unless the context otherwise indicates, defined terms used in this Agreement shall have the meaning ascribed thereto in the DLS Agreement.

1.2	The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

“Cost of Goods” means Knight’s cost of manufacture, packaging and/or purchase of SV Products and supply of same to SVC under this Agreement. For greater certainty, where Knight purchases SV Products from a Manufacturer, the Cost of Goods will be the amount paid by Knight to the Manufacturer.

“Direct Channel Sales” means the Commercialization of SV Products in the Remaining Territories directly to consumers from a website or any other direct-to-consumer sales channel.

“Gross Sales” means the gross invoiced sales price for SV Products sold by SVC or its Affiliates, as applicable, to Third Parties throughout the Remaining Territories during each Calendar Quarter, less only (i) the shipping and handling charges that are actually incurred by SVC or its Affiliates in delivering such SV Products to the end users in the Remaining Territories and (ii) sales, value added and other similar taxes that are included in the gross invoiced sales price of SV Products. Sales between or among SVC and its Affiliates shall be excluded from the computation of Gross Sales, but Gross Sales shall include the subsequent final sales to Third Parties by any such Affiliates. Where (a) SV Products are sold by SVC or its Affiliates other than in an arm’s length sale, (b) SV Products are sold as one of a number of items without a separate invoiced price; or (c) consideration for SV Products shall include any non-cash element, the Gross Sales applicable to any such transaction shall be deemed to be SVC’s average Gross Sales to Third Parties for the applicable quantity of SV Products at that time.

“SV Products” means the “Sneaky Vaunt” line of products as now or may in the future be Commercialized by SVC or its Affiliates (including future line extensions relating thereto) and lingerie and other apparel products and related accessories Commercialized from time to time by SVC or any company or entity controlled by SVC. For greater certainty, the “Sneaky Vaunt” line of products shall include any products and accessories that are Commercialized under the “Sneaky Vaunt” trademark and/or tradename (or any variations thereof).

1.3	Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

1.4	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.5	Sections and Headings. The term “Section” refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

1.6	United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of United States, unless otherwise noted.

1.7	Gender. Words of one gender include the other gender.

1.8	Include, Includes, Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

1.9	Joint and Several Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are joint and several.

1.10	Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.11	Party References.’ Reference to any Party includes the successors and permitted assigns of that Party.

1.12	Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

2	DISTRIBUTION TERMS

2.1	Distribution. Subject to the terms of the Agreement, Knight on behalf of itself and its Affiliates, hereby appoints SVC as its exclusive Third Party distributor of SV Products for the Remaining Territories solely and exclusively in respect of Direct Channel Sales and further grants to SVC and SVC hereby accepts for the Remaining Territories and solely and exclusively in respect of Direct Channel Sales a non-exclusive sublicense under the Synergy Marks used in association with SV Products to Commercialize SV Products through Direct Channel Sales in the Remaining Territories. For greater certainty, the said appointment shall not limit the right of Knight (directly or through its Affiliates) to distribute SV Products in the Remaining Territories through Direct Channel Sales. In the event that Knight determines to create and operate a website or uses other social media to promote and sell SV Products in the Remaining Territories, it shall consult with SVC and each of SVC and Knight shall coordinate and cooperate with respect to their web and social media initiatives. In commercializing the SV Products in the Remaining Territories through Direct Channel Sales, Knight shall not pursue a brand strategy that SVC, acting reasonably, determines is materially adverse to the brand equity of SV Products in the Remaining Territories.

2.2	Sublicensing. SVC may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its right or fulfill its obligations hereunder. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement, and SVC assumes full responsibility for any actions taken by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party.

2.3	Interim Period. Section 3.2 below contemplates that Knight shall enter into an agreement with the Manufacturer. Knight shall advise SVC by notice in writing when such agreement is in place (the “Notice Date”). Notwithstanding Section 3.1, until the Notice Date, SVC shall be permitted to source SV Products directly from the Manufacturer. With respect to SV Products not purchased from Knight, effective January 1, 2017, SVC will make payments to Knight equal to sixty percent (60%) of Gross Sales from sales of SV Products. Payments shall be made (i) initially within 2 Business Days of the execution of this Agreement in respect to all Calendar Quarters prior to the date hereof and (ii) within thirty (30) days following the end of each subsequent Calendar Quarter. Such payments shall be accompanied by the report to Knight as per Section 4.2.1.

3	SUPPLY

3.1	Exclusivity. Except as set forth otherwise in Section 2.3, SVC will purchase all of its requirements of SV Products for the Remaining Territories and in respect of Direct Channel Sales exclusively from Knight, subject to the terms and conditions of this Agreement.

3.2	Manufacturer. SVC acknowledges that Knight may from time to time enter into an agreement with a contract manufacturer (the “Manufacturer”) for the supply of SV Products under this Agreement. In such instances, Knight and SVC shall determine mutually acceptable procedures that will allow SVC to liaise directly with the Manufacturer in respect of order entry, logistics, delivery and other related matters; provided that SVC shall acquire SV Products exclusively from Knight as stated in Section 3.1 above. Subject to Section 3.5 below, Knight will, at SVC’s request, facilitate any claims, demands, complaints or similar actions that SVC wishes to assert against the Manufacturer in respect of SV Products purchased by SVC from Knight.

3.3	Labelling and Packaging. The parties acknowledge that to the extent that the Manufacturer does not supply the labelling and/or packaging for the SV Products, Knight shall not be obliged to supply labelling and/or packaging to SVC. SVC will continue to source such labelling and/or packaging itself.

3.4	Credit Limit. Knight may impose reasonable credit limits on the amount of SV Products that are on order or unpaid from time to time.

3.5	Liability. SVC acknowledges that Knight’s liability for any and all claims arising from or in connection with the supply of SV Products under this Agreement shall be limited to the amounts that Knight may itself recover from the Manufacturer less all amounts incurred by Knight to recover such amounts.

3.6	Additional Terms.

3.6.1	Each Party will maintain complete and accurate books, records, and accounts used for the determination of (i) in the case of Knight expenses, deductions, credits, or other relevant factors in connection with the calculation of Cost of Goods and (ii) in the case of SVC, the determination of Gross Sales, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain.

3.6.2	During the Term of this Agreement and for three (3) years thereafter, each Party will have the right to have an independent certified public accounting firm of internationally recognized standing access during normal business hours, and upon reasonable prior written notice, to such of the records of the other Party as may be reasonably necessary to verify the accuracy of Cost of Goods or Gross Sales (as the case may be) for any Calendar Quarter. The accounting firm will disclose to the Parties only whether the Cost of Goods reported by Knight or Gross Sales reported by SVC (as applicable) is correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than five percent (5%), in which case the other Party will bear the cost of the audit. Each Party will treat all information subject to review under this Section as Confidential Information and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

3.6.3	If, based on the results of any audit under Section 3.6.2, payments are owed by one Party to the other under this Agreement, then the Party having such obligation will make such payment promptly after the accounting firm’s written report is delivered by courier or registered mail to both Parties.

3.7	Responsibility. SVC acknowledges the terms and conditions of the DLS Agreement and agrees that, except as set forth in this Agreement, it shall be solely liable and responsible for all obligations, liabilities and requirements under the DLS Agreement and under Applicable Law relating to the Commercialization of SV Products in the Remaining Territories through Direct Channel Sales as permitted pursuant to Section 2.1 and shall indemnify and hold Knight harmless in respect of same.

4	PAYMENT AND FINANCIAL TERMS

4.1	Product Price. Knight will supply SV Products to SVC at a price (the “Product Price”) equal to the aggregate of (i) the Cost of Goods and (ii) sixty percent (60%) of the Gross Sales. Knight shall initially invoice SVC for the Cost of Goods for SV Products supplied hereunder. SVC shall pay Knight’s invoice for the Cost of Goods no later than thirty (30) days after delivery of SV Products relating thereto.

4.2	Report. Within twenty-five (25) days following the end of each Calendar Quarter, SVC shall render a written report to Knight setting forth the following information and calculations in which sales of SV Products occurred as permitted pursuant to Section 2.1 above in the Calendar Quarter covered by such report:

4.2.1	the Gross Sales, if any, in United States dollars; and

4.2.2	the calculation of the balance of the Product Price for SV Products (having regard to the Cost of Goods previously invoiced) based on that Calendar Quarter’s actual Gross Sales.

4.3	Balance of Product Price. The payment of the balance of the Product Price shall be made by SVC within thirty (30) days from the end of each Calendar Quarter in which such payment accrues.

4.4	Currency. The Product Price shall be paid by SVC in United States dollars. For the purposes of determining the Cost of Goods, if incurred by Knight in a currency other than United States dollars, the Cost of Goods shall be converted into United States dollars using the closing conversion rate of the Bank of Canada on the business date prior to the date of the invoice to SVC in respect thereof, and with respect to the balance of the Product Price, if Gross Sales were invoiced in a currency other than United States dollars, Gross Sales shall be converted into United States dollars using the closing conversion rate of the Bank of Canada on the last business day of the calendar quarter preceding the applicable calendar quarter.

4.5	Procedures. All sums due under this Agreement shall be paid by wire transfer of immediately available funds, or such other method mutually agreed upon by the Parties, in each case at the expense of the payer, no later than the due date thereof (with twenty-four (24) hours advance notice of each wire transfer) to the bank accounts or such other bank accounts as the payee shall designate in writing within reasonable period of time prior to such due date.

4.6	Interest. In the event that any payment due hereunder is not made when due, interest shall accrue at a rate per annum equal to the lesser of one point twenty-five percent (1.25%) per month or the highest rate permitted by Law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

4.7	Withholding Tax. SVC will make all payments to Knight under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by SVC under this Agreement will be timely paid by SVC on behalf of Knight to the appropriate Governmental Authority, and SVC will furnish Knight with the corresponding proof of payment of such tax, as may be required in order to enable Knight to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. SVC and Knight agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

4.8	VAT and Similar Taxes. All amounts paid by SVC to Knight under this Agreement are exclusive of, and SVC shall pay any sales, use, rental, custom, excise, stamp documentary, value added, consumption or other similar Taxes, duties, levies, fees or charges that may be assessed in any jurisdiction resulting from or arising under this Agreement. Knight shall collect and remit such taxes, duties, levies, fees or charges as required under Law.

5	TERM

5.1	Initial Term. The appointment set forth in Section 2.1 shall be for an initial period terminating on February 15, 2021 and this Agreement shall automatically renewal for additional one (1) year terms unless either Party gives notice of nonrenewal at least one hundred and eighty (180) days prior to the end of the then-current term.

5.2	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

(a)	In the event of a petition in bankruptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

(b)	If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of SVC’s failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

5.3	Effect of Termination. Upon expiry or termination of this Agreement, all rights granted by Knight hereunder shall terminate and SVC undertakes to except as provided for in Section 5.4, cease any Commercialization of the SV Products in the Remaining Territories.

5.4	Sell-Off of Inventory. Subject to compliance with Section 4 hereof, upon termination of this Agreement, SVC shall be entitled to sell off any inventory of the SV Products in SVC’s possession or control or which are subject to binding purchase orders on the date such termination is effective.

6	LIMITATION OF LIABILITY

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY WHO MAY BENEFIT FROM ANY PROVISION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

7	OTHER PROVISIONS

7.1	Further Assurances. Upon request by either Party and at such Party’s expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

7.2	Independent Status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

7.3	Assignment. Except in connection with the acquisition of a Party or the sale of all or substantially all of the assets of such Party, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall inure to the benefit of each Party’s successors and permitted assigns, and shall be binding on and enforceable against the relevant Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

7.4	Compliance with Law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of the Remaining Territories.

7.5	Force Majeure. No Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as “Force Majeure”), provided that the Party seeking relief from its obligations advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than six (6) months and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

7.6	Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 7.6. Notices and other communications shall be addressed as follows:

(a)	In the case of the Sneaky Vaunt Corp

SNEAKY VAUNT CORP

c/o Synergy CHC Corp.

865 Spring Street

Westbrook, Maine 04092

Attention: Jack Ross

E-mail: jack@synergychc.com

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

U.S.A.

Attention: W. David Mannheim, Esq.

Fax: (919) 781-4865

E-mail: dmannheim@wyrick.com

(b)	In the case of Knight:

KNIGHT THERAPEUTICS (BARBADOS) INC.

The Business Centre

Upton, St-Michael

BB11103 Barbados

Attention: Michel Loustric, President

E-mail: mloustric@gudknight.com

With a copy to:

Davies Ward Phillips & Vineberg LLP

900 Third Avenue 24th Floor

New York, New York 10022

U.S.A.

Attention: Hillel W. Rosen

Fax: (212) 308-0132

E-mail: hrosen@dwpv.com

7.7	Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances

7.8	Complete Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

7.9	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terns or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

7.10	Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York.

7.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

7.12	Time of Essence. Time shall be of the essence of this Agreement and of each provision hereof

7.13	Arbitration. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve, the dispute a CEO or President of each Party will meet within thirty days (30) of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting, then the Parties shall resort to binding arbitration before a single arbitrator using the arbitration procedures set forth under the American Arbitration Association under its Commercial Arbitration Rules. Any hearing in the course of the arbitration shall be held New York, New York in the English language. The decision of the arbitrator shall be final and not subject to appeal and the arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable. All matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this provision.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement,

KNIGHT THERAPEUTICICS
(BARBADOS) INC.

By:	/s/ Michael Loustric
Name:	Michael Loustric
Title:	President

SNEAKY VAUNT

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO